David DiGiacinto Appointed Chairman And CEO Of Axion Power

Tom Granville Steps Down To Address Health Issues

NEW CASTLE, Pa., July 8, 2014 /PRNewswire/ — Axion Power International, Inc., (OTC QB: AXPW), the developer of advanced lead-carbon PbC® batteries and energy storage systems, announced today that its Board of Directors has appointed veteran operating and financial executive, David T. DiGiacinto,  to be its Chief Executive Officer, effective July 1, 2014.  The Board also elected Mr. DiGiacinto its Chairman; he was appointed to the Board in February 2014.  Mr. DiGiacinto replaces longtime Axion Power Chairman and CEO, Thomas Granville, who is stepping down to address a significant health problem.  Mr. Granville has signed a new 3 year employment contract to serve as special assistant and liaison to the CEO and will continue to work out of the New Castle office. He will also remain on the Board.

Mr. DiGiacinto commented, "We all wish Tom well in resolving his unexpected health issues. I am looking forward to continuing to work with him. Our vision for the Company has not changed, nor have our short term and long term objectives."

Mr. Granville said, "It has been my privilege to lead so many good people over the years at Axion Power.  I continue to believe that the PbC technology will be a technology of choice for battery applications around the world, especially in the areas of transportation, renewable energy and frequency regulation. I have complete trust in Dave DiGiacinto, an individual with a strong and diverse business background, leadership skills, and the high moral character to lead this Company into the future. It became very apparent in the last several weeks, leading up to this transition, that Dave is a natural choice to take this Company to the next level."

David T. DiGiacinto is our newly appointed chief executive officer and chairman (as of July 1, 2014) and has served as an independent director on our board since February 1, 2014.  He also serves as a Managing Director for the COLMAN Group with which he has an independent affiliate consulting agreement, and has managed his own Business Consulting Company, BETHNY Enterprise, Inc.  He has served in elected political office in the City of Bethlehem Pennsylvania since 2010, first as a councilman from January 2010 to January 2013 and currently as Controller. From December 2011 through November 2012, he was a Vice President of ConAgra Foods Inc., which acquired National Pretzel Company in 2011. From December 2009 through December 2011, Mr DiGiacinto was an Executive Vice President/General Manager and Director for the National Pretzel Company. From April 1, 2008 until March 31, 2009, Mr. DiGiacinto was President and CEO (and Director) of Minrad International, Inc., which was merged with Piramal Critical Care in February of 2009. From April 2000 to March 2008, Mr. DiGiacinto was a Senior Managing Director of Spencer Trask Specialty Group, an investment firm, focused on investing in emerging and development companies in the life sciences arena. From December 1982 to March 2000, he worked at Pfizer, Inc. in various positions including sales, marketing, business development and general management in the chemical/food science and consumer health care groups. After graduating from the US Military Academy in 1975, Mr. DiGiacinto was commissioned as an officer in the US Air Force and attended undergraduate Pilot Training. He rose to the rank of Captain and served as a pilot in command until 1981. Currently, Mr. DiGiacinto serves on the Board of Directors of Penn Sheet Metal, LV and Board of Advisors of Gusmer Enterprises, Inc. He was a director of Vyteris, Inc. from 2000 through January 2011. He holds a Bachelor of Science degree from The U.S. Military Academy at West Point.

About Axion Power International, Inc.

Axion has developed and patented a next generation energy storage device that won the prestigious Frost & Sullivan Technology Award for North America in the field of lead-acid batteries. According to Frost & Sullivan, Axion's new PbC® batteries have "the potential to revitalize the lead-acid battery industry by breathing new life into an established technology that has not been well suited to the requirements of important new applications like hybrid electric vehicles and renewable power."

Axion Power International, Inc. is the industry leader in the field of lead carbon energy storage technologies. Axion believes its new PbC battery technology is the only class of advanced battery that can be assembled on existing lead-acid battery production lines throughout the world utilizing Axion's proprietary activated carbon electrodes. Axion's future goal, after filling their plant's lead-carbon battery production capacity, is to become the leading supplier of carbon electrode assemblies for the global lead-acid battery industry.

For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

Axion Power International, Inc.
David T. DiGiacinto, CEO
info@axionpower.com
(724) 654 9300

Allen & Caron, Inc.
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

SOURCE Axion Power International, Inc.